NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
September 21, 2011	Investor Relations
(800) 536-7453
Torch Energy Royalty Trust Announces Commencement of Auction Process
HOUSTON — Torch Energy Royalty Trust (“Trust”) (NYSE: TRU) (www.torchroyalty.com) announced today that the Trust has commenced a formal auction process with respect to the sale of the net profits interests of the Trust as of September 19, 2011. The Trust has engaged PLS, Inc. to conduct the marketing process and the related auction for the Trust with bids in the auction currently scheduled to be due on October 19, 2011. All of the net profits interests of the Trust are being marketed for sale; however, the net profits interest with respect to the Robinson’s Bend property is being marketed separately and requires a separate bid.
PLS, Inc.’s transaction arm has marketed over $3 billion in asset sales in the United States, Canada and overseas in the oil and gas industry. Potential bidders should contact PLS, Inc. (by going to www.plsx.com or by calling 713-650-1212) for further details regarding the process.
Additional information about the Trust can be found in the Trust’s filings with the Securities and Exchange Commission and on the Trust’s website, www.torchroyalty.com.
About the Trust
The Trust’s underlying properties are depleting assets consisting of net profits interests in proved developed oil and gas properties located in Texas, Alabama and Louisiana. Approximately 97% of the estimated reserves are gas.
The Trust received the affirmative vote of the unitholders of more than 66 2/3% of the outstanding units to terminate the Trust at the meeting of unitholders held on January 29, 2008. Upon termination of the Trust, among other things, the Trustee of the Trust is required to sell the net profits interests.
No assurances can be given that the Trustee of the Trust will be able to sell the net profits interests, or the price that will be distributed to unitholders following such a sale. Such distributions could be below the market value of the units.
The Trust can give no assurances of the effect of the results of the affirmative vote to terminate the Trust by the unitholders on the continued listing of the units on the New York Stock Exchange (NYSE) or any other national quotation system.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Trust’s business that is not historical information. As a general matter, forward-looking statements are those focused upon future or anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. The words “believe,” “expect,” “plan,” “intend,” “estimate,” or “anticipate” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would,” and “could,” often identify forward-looking statements. The Trust believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain, and the Trust may not realize its expectations and its beliefs may not prove correct, including, without limitation, whether the court will approve the settlement discussed in this press release. These and other risks, uncertainties and assumptions are detailed in the “Risk Factors” section and elsewhere in the documents filed by the Trust with the Securities and Exchange Commission. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. The Trust undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.